Exhibit 99.1

NEWS RELEASE

Contact:

Alliance HealthCare Services

Howard Aihara

Executive Vice President

Chief Financial Officer

(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2009

AND REAFFIRMS FULL YEAR 2010 GUIDANCE

NEWPORT BEACH, CA—March 3, 2010—Alliance HealthCare Services, Inc. (NYSE:AIQ) (the “Company” or “Alliance”), a leading national provider of outpatient diagnostic imaging and radiation therapy services, announced results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter and Full Year 2009 Financial Results

Revenue for the fourth quarter of 2009 decreased 5.0% to $119.5 million from $125.8 million in the fourth quarter of 2008. For full year 2009, revenue was $505.5 million, which was within the Company’s guidance range of $503 million to $518 million.  Full year 2009 revenue increased 2.0% to $505.5 million from $495.8 million in 2008.

Alliance’s Adjusted EBITDA (as defined below) was $38.2 million in the fourth quarter of 2009, a 14.1% decrease, compared to $44.5 million in the same quarter a year ago. For full year 2009, Adjusted EBITDA totaled $180.3 million, which was within the Company’s guidance range of $177 million to $192 million.  Full year 2009 Adjusted EBITDA decreased 1.3% to $180.3 million compared to $182.6 million for full year 2008.

Earnings (loss) per share on a diluted basis, computed in accordance with generally accepted accounting principles, were ($0.21) per share in the fourth quarter of 2009 and $0.03 per share in the fourth quarter of 2008.  Earnings (loss) per share on a diluted basis were impacted by costs related to the debt refinancing of ($0.17) per share in the fourth quarter of 2009 and were also impacted by fair value adjustments related to interest rate swaps of ($0.01) and ($0.04) per share for the fourth quarters of 2009 and 2008, respectively.  In addition, earnings (loss) per share on a diluted basis were impacted by severance and related costs of ($0.01) in the fourth quarter of 2009.

Earnings per share on a diluted basis were $0.01 per share for full year 2009 and $0.32 per share for full year 2008.  For full year 2009, earnings per share on a diluted basis were impacted by costs related to the debt refinancing of ($0.17) per share, severance and related costs of ($0.02) per share, and acquisition-related costs of ($0.01) per share.

Alliance’s net loss totaled $11.0 million in the fourth quarter of 2009 compared to net income of $1.7 million in the fourth quarter of 2008. Full year 2009 net income totaled $0.5 million compared to $16.5 million for full year 2008.

The fourth quarter and full year of 2009 included $14.6 million, or $8.9 million net of tax, in loss on extinguishment related to the debt refinancing transaction completed in December 2009.

Interest expense and other, net, in the fourth quarters of 2009 and 2008 was negatively impacted by fair value adjustments related to our interest rate swaps totaling $0.7 million, or $0.4 million net of tax, and $3.1 million, or $1.9 million net of tax, respectively. For the full year 2008, interest expense and other, net, was negatively impacted by a fair value adjustment of an interest rate swap totaling $2.4 million, or $1.4 million net of tax.

Beginning January 1, 2009, costs related to mergers and acquisitions were expensed as incurred.  For the full year 2009, the Company recorded $0.9 million, or $0.5 million net of tax, in acquisition-related costs (included in Transaction costs).

In the fourth quarter of 2009, the Company recorded $0.7 million, or $0.4 million net of tax, of severance and related costs compared to $0.2 million, or $0.1 million net of tax, in the fourth quarter of 2008. For full year 2009, the Company recorded $1.4 million, or $0.9 million net of tax, of severance and related costs compared to $0.6 million, or $0.4 million net of tax, for full year 2008.

Cash flows provided by operating activities were $30.5 million in the fourth quarter of 2009 compared to $34.4 million in the fourth quarter of 2008, and totaled $139.1 million and $130.1 million for full years 2009 and 2008, respectively.  Cash used for capital expenditures in the fourth quarter of 2009 were $22.4 million compared to $25.0 million in the fourth quarter of 2008, and were $73.8 million and $66.2 million for full year 2009 and 2008, respectively.

Alliance opened 11 new fixed-site imaging centers in the fourth quarter of 2009 and opened 29 new fixed-site imaging centers in the full year 2009.  Alliance also opened 4 radiation oncology centers for the full year 2009.

Alliance’s net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, decreased $33.3 million to $556.0 million at December 31, 2009 from $589.3 million at December 31, 2008. For full year 2009, the Company paid a total of $24.0 million in connection with our debt refinancing and acquisitions related to prior year activity. Cash and cash equivalents were $111.9 million at December 31, 2009 and $73.3 million at December 31, 2008. The Company’s net debt, as defined above, divided by the last twelve months Adjusted EBITDA, was 3.1x and 3.0x for the twelve month periods ended December 31, 2009 and 2008, respectively.

The Company’s total long-term debt (including current maturities) increased to $667.9 million at December 31, 2009 from $662.6 million at December 31, 2008. The Company’s total debt divided by last twelve months Adjusted EBITDA, was 3.7x and 3.4x for the twelve month periods ended December 31, 2009 and 2008, respectively.

Paul S. Viviano, Chairman of the Board and Chief Executive Officer, stated, “2009 proved to be a year of strong cash flow generation for Alliance HealthCare Services, even in light of the many industry-wide challenges. We are excited about 2010 and look forward to the continued implementation of our strategic initiatives, and our continued investment in the development of new fixed-site imaging centers and radiation oncology centers will strengthen our national leading shared service PET/CT and MRI clinical service lines.”

Full Year 2010 Guidance

Alliance is reaffirming its full year 2010 guidance ranges as follows:

Guidance Ranges
(Dollars in millions)

Revenue	$470 - $500
Adjusted EBITDA	$155 - $180
Cash capital expenditures	$65 - $75
Decrease in long-term debt, net of the change in cash and cash equivalents (before acquisitions)	$30 - $50
Fixed-site imaging center openings	20 - 25
Radiation oncology center openings	5 - 8

Fourth Quarter and Full Year 2009 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing fourth quarter and full year 2009 results.  The conference call is scheduled for Thursday, March 4 at 8:30 a.m. Eastern Time.  The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (888) 694-4676 (United States) or (973) 582-2737 (International).  Interested parties should call at least 5 minutes prior to the call to register.  A telephone replay will be available until June 4, 2010.  The telephone replay can be accessed by calling (800) 642-1687 (United States) or (706) 645-9291 (International).  The conference call identification number is 59454520.

Definition of Adjusted EBITDA

Adjusted EBITDA, as defined by the Company’s management, represents net income before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; loss on extinguishment of debt; fees and expenses related to acquisitions and other non-cash charges included in other income (expense), net, which includes non-cash losses on sales of equipment. The components used to reconcile net income to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA.  Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles, or “GAAP.”  For a more detailed discussion of Adjusted EBITDA and reconciliation to net income, see the table entitled “Adjusted EBITDA” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of shared-service and fixed-site diagnostic imaging services, based upon annual revenue and number of diagnostic imaging systems deployed, and a provider of radiation therapy services. Alliance provides imaging and therapeutic services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging and radiation therapy centers.  The Company had 507 diagnostic imaging and radiation therapy systems, including 295 MRI systems and 126 PET or PET/CT systems, and served over 1,000 clients in 45 states at December 31, 2009. The Company operated 116 fixed-site imaging centers (three in unconsolidated joint ventures), which includes systems installed in hospitals or other buildings on or near hospital campuses, medical groups’ offices, or medical buildings and retail sites.  The Company also operated 25 radiation therapy centers and stereotactic radiosurgery facilities (two radiation therapy centers are in unconsolidated joint ventures) as of December 31, 2009.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to investment, development and acquisition activity, the implementation of strategic initiatives, the integration of acquired businesses into the Company, the opening of new imaging and radiation oncology centers, and the Company’s full year 2010 guidance. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.”  Forward-looking statements by their nature address matters that are uncertain and subject to risks.  Such uncertainties and risks include:  changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth in the market for MRI and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (the “SEC”) as may be modified or supplemented by our subsequent filings with the SEC.  These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

(Unaudited)

(in thousands, except per share amounts)

\	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2009	2008	2009

Revenues	$125,807	$119,482	$495,834	$505,513

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	68,437	68,321	261,753	270,381
Selling, general and administrative expenses	15,850	16,514	62,728	67,579
Transaction costs	—	13	—	893
Severance and related costs	183	654	636	1,404
Depreciation expense	22,756	23,540	87,728	94,918
Amortization expense	2,481	2,742	8,696	11,000
Interest expense and other, net	14,621	12,514	48,392	45,894
Loss on extinguishment of debt	—	14,600	61	14,600
Other (income) and expense, net	(399)	(300)	(872)	(1,178)
Total costs and expenses	123,929	138,598	469,122	505,491
Income (loss) before income taxes, earnings from unconsolidated investees, and noncontrolling interest, net of taxes	1,878	(19,116)	26,712	22
Income tax expense (benefit)	766	(7,961)	11,764	308
Earnings from unconsolidated investees	(1,056)	(1,153)	(4,605)	(3,831)
Net income (loss)	2,168	(10,002)	19,553	3,545
Less: Net income attributable to noncontrolling interest	(510)	(1,034)	(3,030)	(3,064)
Net income (loss) attributable to Alliance HealthCare Services, Inc.	$1,658	$(11,036)	$16,523	$481

Comprehensive income (loss), net of taxes
Net income (loss) attributable to Alliance HealthCare Services, Inc.	$1,658	$(11,036)	$16,523	$481
Unrealized (loss) gain on hedging transactions, net of taxes	(2,149)	231	(2,364)	(233)
Comprehensive (loss) income, net of taxes:	$(491)	$(10,805)	$14,159	$248

Earnings (loss) per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$0.03	$(0.21)	$0.32	$0.01
Diluted	$0.03	$(0.21)	$0.32	$0.01

Weighted average number of shares of common stock and common stock equivalents:
Basic	50,431	51,879	51,296	51,738
Diluted	52,035	52,133	52,159	52,155

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31,	December 31,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$73,305	$111,884
Accounts receivable, net of allowance for doubtful accounts	67,147	61,912
Deferred income taxes	17,719	19,058
Prepaid expenses and other current assets	10,272	9,184
Other receivables	7,902	4,197
Total current assets	176,345	206,235

Equipment, at cost	836,842	863,804
Less accumulated depreciation	(479,609)	(523,748)
Equipment, net	357,233	340,056

Goodwill	193,430	194,243
Other intangible assets, net	110,720	100,188
Deferred financing costs, net	7,173	17,143
Other assets	38,822	29,971
Total assets	$883,723	$887,836

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,468	$23,888
Accrued compensation and related expenses	18,575	17,311
Accrued interest payable	3,642	3,789
Other accrued liabilities	38,446	32,887
Current portion of long-term debt	7,743	16,902
Total current liabilities	89,874	94,777

Long-term debt, net of current portion	365,323	463,455
Senior subordinated notes	289,496	—
Senior notes	—	187,533
Other liabilities	7,901	3,737
Deferred income taxes	102,136	103,572
Total liabilities	854,730	853,074

Stockholders’ equity:
Common stock	514	516
Treasury stock	(430)	(2,333)
Additional paid-in capital	4,606	10,652
Accumulated comprehensive loss	(2,159)	(2,392)
Retained earnings	20,996	21,477
Total Alliance HealthCare Services, Inc. stockholders’ equity	23,527	27,920
Noncontrolling interest	5,466	6,842
Total stockholders’ equity	28,993	34,762
Total liabilities and stockholders’ equity	$883,723	$887,836

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Year Ended
	December 31,
	2008	2009
Operating activities:
Net income	$19,553	$3,545
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	4,282	2,387
Share-based payment	5,276	6,080
Depreciation and amortization	96,424	105,918
Amortization of deferred financing costs	2,310	2,384
Accretion of discount on long-term debt	2,051	2,220
Adjustment of derivatives to fair value	2,426	(4,035)
Distributions greater than (less than) undistributed earnings from investees	1,453	(106)
Deferred income taxes	9,919	(894)
Excess tax benefit from share-based payment arrangements	(216)	(12)
Gain on sale of assets	(872)	(1,277)
Loss on extinguishment of debt	61	14,600
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(4,589)	2,925
Prepaid expenses and other current assets	(3,646)	2,090
Other receivables	708	1,724
Other assets	(333)	(209)
Accounts payable	(1,278)	4,095
Accrued compensation and related expenses	(287)	(1,264)
Accrued interest payable	(1,281)	147
Income taxes payable	44	(488)
Other accrued liabilities	(3,670)	(622)
Other liabilities	1,789	(77)
Net cash provided by operating activities	130,124	139,131

Investing activities:
Equipment purchases	(66,204)	(73,830)
(Increase) decrease in deposits on equipment	(8,365)	3,733
Acquisitions, net of cash received	(75,268)	(760)
(Increase) decrease in cash in escrow attributable to acquisitions	(5,077)	2,947
Investment in unconsolidated joint ventures	—	(240)
Proceeds from sale of assets	3,590	7,698
Net cash used in investing activities	(151,324)	(60,452)

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)

(in thousands)

	Year Ended December 31,
	2008	2009

Financing activities:
Principal payments on equipment debt	(6,083)	(8,218)
Proceeds from equipment debt	872	1,469
Principal payments on term loan facility	(15,000)	(351,600)
Proceeds from term loan facility	—	450,800
Principal payments on senior subordinated notes	(3,541)	(294,418)
Proceeds from senior notes	—	187,511
Payments of debt issuance costs	(1,023)	(17,794)
Payments of debt retirement costs	(61)	(757)
Noncontrolling interest in subsidiaries	(1,987)	(5,428)
Proceeds from share-based payment	589	229
Purchase of treasury stock	(369)	(1,906)
Excess tax benefit from share-based payment arrangements	216	12
Net cash used in financing activities	(26,387)	(40,100)

Net (decrease) increase in cash and cash equivalents	(47,587)	38,579
Cash and cash equivalents, beginning of period	120,892	73,305
Cash and cash equivalents, end of period	$73,305	$111,884

Supplemental disclosure of cash flow information:
Interest paid	$45,331	$41,198
Income taxes paid, net of refunds	6,243	(553)

Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$295	$2,132
Capital lease obligations assumed for the purchase of equipment debt	4,865	9,703
Equipment debt transferred	—	(707)
Comprehensive loss from hedging transactions, net of taxes	(2,364)	(233)
Equipment debt assumed with acquisitions	8,602	—
Deposits on equipment in accounts payable	5,883	4,205
Non-cash contribution of equipment	—	3,781

ALLIANCE HEALTHCARE SERVICES, INC.

ADJUSTED EBITDA

(in thousands)

Adjusted EBITDA, as defined by the Company’s management, represents net income before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; loss on extinguishment of debt; fees and expenses related to acquisitions and other non-cash charges included in other income (expense), net, which includes non-cash losses on sales of equipment. The components used to reconcile net income to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA.  Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles, or “GAAP.”

Management uses Adjusted EBITDA, and believes it is a useful measure for investors, for a variety of reasons.  Management regularly communicates its Adjusted EBITDA results and management’s interpretation of such results to its board of directors. Management also compares the Company’s Adjusted EBITDA performance against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that this measure is indicative of how our diagnostic imaging and radiation oncology business is performing and is being managed. Management believes that Adjusted EBITDA is a particularly useful comparative measure within the Company’s industry. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation.  These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based  compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology business.

Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies. In addition, Adjusted EBITDA has other limitations as an analytical financial measure. These limitations include the fact that Adjusted EBITDA is calculated before recurring cash charges including interest expense, income taxes and severance costs, and is not adjusted for capital expenditures, the replacement cost of assets or other recurring cash requirements of the Company’s business.  Adjusted EBITDA also does not reflect any cost for equity awards to employees.  In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual.  Management compensates for the limitations of using Adjusted EBITDA as an analytical measure by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in Adjusted EBITDA.  Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations, however, Adjusted EBITDA should not be considered as an alternative to net income, as calculated in accordance with GAAP, or as an alternative to any other GAAP measure of operating performance.

The calculation of Adjusted EBITDA is shown below:

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009
Net income attributable to Alliance HealthCare Services, Inc.	$1,658	$(11,036)	$16,523	$481
Income tax expense (benefit)	766	(7,961)	11,764	308
Interest expense and other, net	14,621	12,514	48,392	45,894
Amortization expense	2,481	2,742	8,696	11,000
Depreciation expense	22,756	23,540	87,728	94,918
Share-based payment (included in selling, general and administrative expenses)	1,310	1,571	5,276	6,014
Noncontrolling interest in subsidiaries	510	1,034	3,030	3,064
Severance and related costs	183	654	636	1,404
Transaction costs	—	13	—	893
Loss on extinguishment of debt	—	14,600	61	14,600
Other non-cash charges (included in other income and expenses, net)	198	545	471	1,703
Adjusted EBITDA	$44,483	$38,216	$182,577	$180,279

The reconciliation from net income to Adjusted EBITDA for the 2010 guidance range is shown below (in millions):

	2010 Full Year
	Guidance Range
Net (loss) income	$(5)	$5
Income tax (benefit) expense	(4)	4
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment and other expenses	164	171
Adjusted EBITDA	$155	$180

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

	Fourth Quarter Ended
	December 31,
	2008	2009
MRI
Average number of total systems	297.4	273.0
Average number of scan-based systems	254.6	235.5
Scans per system per day (scan-based systems)	9.11	8.23
Total number of scan-based MRI scans	151,195	125,738
Price per scan	$381.65	$396.23

Scan-based MRI revenue (in millions)	$57.7	$49.8
Non-scan based MRI revenue (in millions)	7.1	4.7
Total MRI revenue (in millions)	$64.8	$54.5

PET and PET/CT
Average number of systems	98.9	119.3
Scans per system per day	5.98	5.82
Total number of PET and PET/CT scans	39,509	44,739
Price per scan	$1,154	$1,080

Total PET and PET/CT revenue (in millions)	$45.9	$48.8

Revenue breakdown (in millions)
Total MRI revenue	$64.8	$54.5
PET and PET/CT revenue	45.9	48.8
Radiation oncology revenue	7.4	10.0
Other modalities and other revenue	7.7	6.2
Total revenues	$125.8	$119.5

	2008	2009
Total fixed-site revenue (in millions)
First quarter ended March 31	$24.3	$29.1
Second quarter ended June 30	24.9	29.8
Third quarter ended September 30	26.1	27.7
Fourth quarter ended December 31	27.4	26.5

Year ended December 31	$102.7	$113.1

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

MRI REVENUE GAP

(in millions)

The Company utilizes the MRI revenue gap as a statistical measure of its MRI client losses and new client contracts.  The MRI revenue gap is calculated by measuring the difference between (a) the quarterly MRI revenue run rate lost as a result of clients choosing to terminate contracts with the Company, excluding clients for which Alliance provides interim service and clients that the Company elects to terminate, and (b) projected quarterly new MRI revenue from new client contracts commencing service in the quarter.

The MRI revenue gap for the last eight calendar quarters and the last twelve month period ended December 31, 2009 is as follows:

	(a)	(b)
	Revenue	New	MRI
	Lost	Revenue	Revenue Gap
2008
First Quarter	$(8.4)	$3.3	$(5.1)
Second Quarter	(9.1)	4.7	(4.4)
Third Quarter	(7.0)	2.2	(4.8)
Fourth Quarter	(7.7)	4.0	(3.7)

2009
First Quarter	$(5.7)	$2.3	$(3.4)
Second Quarter	(9.0)	6.8	(2.2)
Third Quarter	(12.5)	4.2	(8.3)
Fourth Quarter	(12.8)	7.4	(5.4)

Last Twelve Months Ended December 31, 2009	$(40.0)	$20.7	$(19.3)